Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (333-257377, 333-277688, 333-263250 and 333-270386) and the Registration Statement on Form S-3 (333-279053) of our report dated March 6, 2025, with respect to the consolidated financial statements of Elevation Oncology, Inc. as of December 31, 2024 and 2023, and for the years then ended, which report is included in this Annual Report on Form 10-K of Elevation Oncology, Inc. for the year ended December 31, 2024. Our audit report includes an explanatory paragraph relating to Elevation Oncology, Inc.’s ability to continue as a going concern.

/s/ CohnReznick LLP

New York, New York

March 6, 2025